Exhibit 10.1

FS CREDIT REAL ESTATE INCOME TRUST, INC.

AMENDED AND RESTATED INDEPENDENT DIRECTOR COMPENSATION POLICY

Effective Date

On November 7, 2024, the Board of Directors (the “Board”) of FS Credit Real Estate Income Trust, Inc. (the “Company”) adopted this Amended and Restated Independent Director Compensation Policy (the “Policy”), to be effective January 1, 2025 (the “Effective Date”). This policy supersedes in its entirety that policy approved by the Board on November 10, 2022 (the “Prior Policy”). Capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the FS Credit Real Estate Income Trust, Inc. Independent Director Restricted Share Plan (the “Plan”).

Eligibility

This policy shall apply to directors of the Company who meet the requirements set forth for an “independent director” in the Company’s Charter.

Compensation

Each Independent Director shall receive an annual retainer of $150,000, members of the Company’s audit committee shall receive an additional retainer of $10,000 ($25,000 in the case of the audit committee chairperson), , and the Lead Independent Director shall receive an additional annual retainer of $20,000 (the “Compensation”). The Compensation shall remain in effect until changed by the Board.

Payment Timing and Form

Independent Directors may elect to be compensated between forty percent (40%) and fifty percent (50%) in cash in arrears and the remaining amount will be paid in the form of restricted shares of the Company’s Class I common stock (“Class I Restricted Stock”). The Company will pay Compensation in equal quarterly installments commencing upon the Effective Date.

Terms and Conditions of Class I Restricted Stock

•	Class I Restricted Stock shall be granted under, and subject to the terms and conditions of, the Plan, and the award certificate evidencing such grant.

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The Class I Restricted Stock shall be granted on the first (1st) calendar day of the second month following the calendar quarter to which the Compensation relates (each, a “Grant Date”). The number of shares of Class I Restricted Stock granted shall be determined by (A) dividing the portion of quarterly Compensation to be paid in Class I Restricted Stock (between fifty percent (50%) and sixty percent (60%), as applicable) by the current transaction price of the Company’s Class I common stock and (B) rounding to the nearest whole number.

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Unless and until provided otherwise by the Board, the Class I Restricted Stock granted pursuant to this Policy shall vest and become non-forfeitable on the one-year anniversary of the Grant Date, provided that the Independent Director is providing services to the Company as a director on each such vesting date. Notwithstanding the foregoing vesting schedule, the shares of Restricted Stock shall become fully vested on the earlier occurrence of: (i) the termination of the Independent Director’s service as a director of the Company due to his or her death or Disability; or (ii) a Change in Control of the Company. If the Independent Director’s service as a director of the Company terminates other than as described in clause (i) of the foregoing sentence, then the Independent Director shall forfeit all of his or her right, title and interest in and to any unvested shares of Restricted Stock as of the date of such termination from the Board and such Restricted Stock shall be reconveyed to the Company without further consideration or any act or action by the Independent Director.

Proration

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If an Independent Director is newly appointed or elected to the Board at the Annual Meeting of Shareholders (“Annual Meeting”), then his or her Compensation shall be prorated to reflect his or her full calendar months of service (e.g. if the Annual Meeting is in May, then the first quarterly payment will be with respect to service during June of such quarterly service period).

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If an Independent Director is newly appointed or elected to the Board at any time other than at an Annual Meeting, then his or her first quarterly payment will be prorated to reflect the number of full calendar months of service between the effective date of the Independent Director’s appointment or election through the last day of the respective quarterly calendar period (e.g. if an Independent Director is appointed to the Board on January 15, then his or her first quarterly payment will be with respect to service during February and March of such quarterly calendar period).

•	If an Independent Director is not newly appointed or re-elected at the Annual Meeting, then he or she will not receive payment for services during the month of such Annual Meeting.

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If the Company crosses between net asset values levels for purposes of determining the amount of Compensation payable to an Independent Director during a calendar quarter, then the amount of Compensation due shall be prorated based on the number of days elapsed in each level of net asset value.